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M A N N I N G    E L L I O T T            | 11th floor, 1050 West Pender Street,
                                          | Vancouver, BC, Canada V6E 3S7
                                          | Phone: 604.714.3600
                                          | Fax: 604.714.3669
C H A R T E R E D   A C C O U N T A N T S | Web: manningelliott.com





                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Interests Of Named Experts And Counsel" and to the use of our report dated August 30, 2001 except as to Note 5 which is as of January 31, 2002, in Amendment No. 3 to the SB-2 Registration Statement and related Prospectus of Growth Mergers, Inc. for the registration of shares of its common stock.



  /s/ Manning Elliot



CHARTERED ACCOUNTANTS

Vancouver, Canada

March 1, 2002